EXHIBIT 99.1

FOR IMMEDIATE RELEASE November 9, 2009	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com
TOLL BROTHERS ANNOUNCES PROMOTION OF DOUGLAS C. YEARLEY, JR.
TO EXECUTIVE VICE PRESIDENT
Horsham, PA, November 9, 2009 — Robert I. Toll, Chairman and Chief Executive Officer of Toll Brothers, Inc. (NYSE: TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced the promotion of Douglas C. Yearley, Jr. to the position of Executive Vice President.
In announcing the promotion, Robert Toll, stated: “In his nearly two decades at Toll Brothers, a period book-ended by two recessions and fifteen years of growth in between, Doug has honed his exceptional skills in both good and bad markets. He has played a critical role in the success of the Company and has gained experience across all aspects of our business.”
Doug Yearley, 49, has been with Toll Brothers for nineteen years. He joined the Company in 1990, initially specializing in land acquisitions from financial institutions and the Resolution Trust Corporation. Since then he has helped oversee the substantial growth of the Company through new market expansion and builder acquisitions. As Regional President since 2005, he has managed homebuilding operations in nine markets throughout the country. In addition, he has overseen the creation of the Toll Brothers City Living brand, whose operations he manages in the New Jersey markets of Hoboken and Jersey City. He runs the Company’s builder and distressed asset acquisition groups. He also oversees the Company’s marketing department and the ancillary businesses of Westminster Title and Westminster Home Security. Mr. Yearley received a J.D. from Rutgers Law School in 1986 and a B.S. from Cornell University in Applied Economics & Business Management in 1982.
Mr. Yearley’s new role will include increased involvement in setting corporate strategy and capital allocation and in land acquisitions. In addition, he will expand his already extensive involvement with the firm’s homebuilding operations and investor relations.
Robert Toll continued: “Doug will be a partner with me, as well as with other executive management and the Board of Directors, in leading the Company forward. On behalf of the Board of Directors and the entire Toll Brothers team, we congratulate Doug on his new leadership role.”
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
*more*

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
###